Exhibit 3.29

CERTIFICATE OF INCORPORATION

OF

HANGER PROSTHETICS & ORTHOTICS EAST, INC.

as amended through April 19, 2000

THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:  The name of the corporation (hereinafter called the “Corporation”) is Hanger Prosthetics & Orthotics East, Inc.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value per share.

FIFTH:  Subject to the provisions of the General Corporation Law of the State of Delaware, the number of Directors of the Corporation shall be determined as provided by the By-Laws.

SIXTH:  The Corporation shall indemnify and hold harmless any director, officer, employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Corporation, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended form time to time.

SEVENTH:  In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

EIGHTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of §279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH:  Except as otherwise required by the laws of the State of Delaware, the stockholders and Directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-laws, or by resolution of the stockholders or Directors.  Elections of Directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

TENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH:  Except as otherwise provided by the laws of the State of Delaware, as they may be amended from time to time, a director of the Corporation shall not have personal liability to the Corporation or to any of the Corporation’s stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation.

TWELFTH:  The name and address of the incorporator is Andrew J. Beck, 437 Madison Avenue, New York, New York 10022.